EXHIBIT 8.1

List of Subsidiaries and Consolidated Variable Interest Entities

Subsidiaries:	Place of Incorporation

Yirendai Hong Kong Limited	Hong Kong
Yi Ren Heng Ye Technology Development (Beijing) Co., Ltd.	PRC
Chongqing Heng Yu Da Technology Co., Ltd.	PRC
Yi Ren Information Consulting (Beijing) Co., Ltd.	PRC
Chongqing Heng Lang Sheng Technology Co., Ltd.	PRC
Chongqing Heng Xin Xin Technology Co., Ltd.	PRC

Consolidated variable interest entities:

Heng Cheng Technology Development (Beijing) Co., Ltd.	PRC
Yiren Financial Information Service (Beijing) Co., Ltd.	PRC
CreditEase Puhui Information Consultant (Beijing) Co., Ltd.	PRC
CreditEase Huimin Investment Management (Beijing) Co., Ltd.	PRC
Huijin No. 28 Single Capital Trust E1*	PRC
Yiren Elite Loan Trust Beneficial Right Asset Backed Special Plan*	PRC
Huijin No. 28 Single Capital Trust E2*	PRC
Bohai Trust • Zhong Yi Property Trust No.1*	PRC
Huijin No. 28 Single Capital Trust E3*	PRC
Bohai Trust • Yirendai Personal Loan Single Capital Trust*	PRC
Huijin No. 28 Single Capital Trust E4*	PRC
Huijin No. 56 Collective Capital Trust E1*	PRC
Yi Heng No. 1 Property Right Trust*	PRC

*                 Please see note 2 to our audited consolidated financial statements included in this annual report for the details of the basis of consolidation.